Exhibit 99.4

PRUDENTIAL FINANCIAL, INC.

Schedule I

Summary of Investments Other Than Investments in Related Parties

As of December 31, 2005 (in millions)

Type of Investment	Cost(1)	Value	Amount at which shown in the Balance Sheet
Fixed maturities, available for sale:
Bonds:
United States Government and government agencies and authorities	$6,302	$7,022	$7,022
States, municipalities and political subdivisions	1,933	2,194	2,194
Foreign governments	25,129	26,175	26,175
Mortgage-backed securities	11,080	11,099	11,099
Public utilities	14,274	15,096	15,096
Convertibles and bonds with warrants attached	2	2	2
All other corporate bonds	90,552	93,469	93,469
Redeemable preferred stock	93	96	96

Total fixed maturities, available for sale	$149,365	$155,153	$155,153

Fixed maturities, held to maturity:
Bonds:
United States Government and government agencies and authorities	$—	$—	$—
States, municipalities and political subdivisions	—	—	—
Foreign governments	874	881	874
Mortgage-backed securities	1,681	1,643	1,681
Public utilities	—	—	—
Convertibles and bonds with warrants attached	—	—	—
All other corporate bonds	807	821	807
Redeemable preferred stock	—	—	—

Total fixed maturities, held to maturity	$3,362	$3,345	$3,362

Equity securities:
Common Stocks:
Public utilities	$256	$286	$286
Banks, trust and insurance companies	260	342	342
Industrial, miscellaneous and other	3,627	4,346	4,346
Nonredeemable preferred stocks	36	37	37

Total equity securities	$4,179	$5,011	$5,011

Trading account assets supporting insurance liabilities(2)	$13,781		$13,781
Other trading account assets(2)	1,443		1,443
Commercial loans(3)	24,441		24,441
Policy loans	8,370		8,370
Securities purchased under agreements to resell	413		413
Other long-term investments	5,468		5,468
Short-term investments	3,959		3,959

Total investments	$214,781		$221,401

(1)	Original cost of equities reduced by impairments and, as to fixed maturities, original cost reduced by repayments and impairments and adjusted for amortization of premiums and accretion of discounts.
(2)	At fair value.
(3)	Includes collateralized mortgage loans of $22,972 million and uncollateralized loans of $1,469 million.

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